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                        RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                            OAO TECHNOLOGY SOLUTIONS, INC.


    OAO Technology Solutions, Inc., a Delaware corporation, hereby certifies as follows:

    1. The corporation was incorporated under the name OAO International Corporation. The date of filing of the original Certificate of Incorporation with the Secretary of State was March 27, 1996.

    2. This Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of said corporation and has been duly adopted in accordance with the provisions of
Section 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

    3. The text of the Certificate of Incorporation is hereby amended and restated to read herein as set forth in full:

    FIRST.    The name of the Corporation is OAO Technology Solutions, Inc.

    SECOND.   The address of the Corporation's registered office is 1013 Centre
Road in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

    THIRD.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH.   The aggregate number of shares that the corporation shall have authority to issue is Thirty Million shares (30,000,000), of which Twenty Million shares (20,000,000) will be Common Stock, par value One Cent ($.01) per share and Ten Million shares (10,000,000) will be Preferred Stock, par value One Cent ($.01) per share. The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.

    FIFTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation with the vote or written consent of two-thirds of the members of the Board of Directors, subject to any rights of holders of Preferred Stock.

    SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.


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    SEVENTH.  The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, employer or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification.

    EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

    NINTH.  The Corporation is to have perpetual existence.

    TENTH. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.

    ELEVENTH. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

    TWELFTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this restated certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


    IN WITNESS WHEREOF, OAO Technology Solutions, Inc. has caused this certificate to be signed by William R. Hill, its President, on the 31st day of July, 1997.


                             OAO TECHNOLOGY SOLUTIONS, INC.

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Attest:                           By: /s/ William R. Hill
                                      --------------------------
                                      William R. Hill, President








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